________________________________________________________________________________

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                ---------------
Filed by the Registrant  [x]

Filed by a party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[x]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                ---------------
                               ENVIROSOURCE, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ENVIROSOURCE, INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

                               ----------------
Payment of filing fee (Check the appropriate box):

[x]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:
     2)  Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     4)  Proposed maximum aggregate value of transaction:

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)  Amount Previously Paid:

          2)  Form, Schedule or Registration Statement No.:

          3)  Filing Party:

          4)  Date Filed:

________________________________________________________________________________

                               ENVIROSOURCE, INC.
                              FIVE HIGH RIDGE PARK
                                 P.O. BOX 10309
                            STAMFORD, CT 06904-2309

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 20, 1994

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ENVIROSOURCE, INC., a Delaware corporation (the 'Company'), will be held at the offices of Chemical Bank, 270 Park Avenue, 11th floor, New York, New York, on Wednesday, July 20, 1994 at 10:00 A.M. (local time), for the following purposes:

          1. To elect four members of Class B of the Board of Directors.

          2. To ratify and approve the selection of Ernst & Young as the Company's independent public accountants for the fiscal year ending December 31, 1994.

          3. To transact such other and further business as may properly come before the meeting or any adjournment or adjournments thereof.

     Holders of record of shares of the Company's Common Stock or Class G Preferred Stock at the close of business on May 23, 1994 are entitled to notice of and to vote at the meeting. A complete list of the Company's stockholders will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for ten days prior to the meeting at the offices of American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York. The list will also be produced and kept at the time and place of the meeting and may be inspected by any stockholder who is present.

     A copy of the Company's 1993 Annual Report to Stockholders is enclosed herewith.

                                          By Order of the Board of Directors

                                          C. E. HUBEN


                                          CHRISTINA E. HUBEN
                                          Secretary

Dated: June 6, 1994

                               ENVIROSOURCE, INC.
                              FIVE HIGH RIDGE PARK
                                 P.O. BOX 10309
                            STAMFORD, CT 06904-2309

                            ------------------------
                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 20, 1994
                            ------------------------
                                                                    June 6, 1994

To the Stockholders:

     This Proxy Statement is furnished to you in connection with the Annual Meeting of the Stockholders (the 'Annual Meeting') of EnviroSource, Inc., a Delaware corporation (the 'Company'), and the related solicitation by the Board of Directors of the Company of Proxies in the accompanying form, to be held at the offices of Chemical Bank, 270 Park Avenue, 11th floor, New York, New York, on Wednesday, July 20, 1994 at 10:00 A.M. (local time) and at any subsequent time that may be necessary by the adjournment thereof.

     If you were a holder of record of shares of the Company's Common Stock or Class G Preferred Stock at the close of business on May 23, 1994, you are entitled to vote at the Annual Meeting. If you cannot be present at the Annual Meeting in person, a form of Proxy is enclosed, which the Board of Directors requests you to execute and return as soon as possible. A Proxy can be revoked at any time before it is voted, either in person at the Annual Meeting, by executing and submitting a new Proxy that is dated a date after the Proxy to be revoked or by delivery of a duly executed written statement to that effect addressed to the Secretary of the Company.

     As of the close of business on May 23, 1994, there were outstanding and entitled to vote at the Annual Meeting 40,055,759 shares of Common Stock, $.05 par value (the 'Common Stock'), and 308,580 shares of Class G $7.25 Cumulative Convertible Preferred Stock, $.25 par value (the 'Class G Preferred Stock'). Each share of Common Stock and Class G Preferred Stock is entitled to one vote. In the event of a 'broker non-vote' with respect to any issue coming before the meeting, arising from the absence of authorization by the beneficial owner to vote as to that issue, the Proxy will be counted as present for purposes of determining the existence of a quorum but will not be deemed as present and entitled to vote as to that issue for purposes of determining the total number of shares required for adoption.

     ALL STOCKHOLDERS ARE URGED TO FILL IN, SIGN, DATE AND MAIL THE ENCLOSED PROXY. If mailed in the United States in the enclosed envelope, no postage is required. The prompt return of your Proxy to vote your shares of Common Stock or Preferred Stock will save the Company the expense of further communication. If you attend the Annual Meeting and vote in person, the Proxy will not be used.

     The Proxy Statement and the Proxies in the accompanying form are first being sent to stockholders on or about June 10, 1994.

                                    PROXIES

     THE PERSONS NAMED IN THE ACCOMPANYING PROXY INTEND TO VOTE PROXIES FOR THE ELECTION OF NOMINEES FOR DIRECTOR DESCRIBED HEREIN UNLESS AUTHORITY TO VOTE FOR ANY OR ALL OF THE NOMINEES IS WITHHELD. In the event that any nominee at the time of election shall be unable or for good reason unwilling to serve (which contingencies are not now contemplated or foreseen) and in consequence other nominees shall be nominated, the persons named in the Proxy shall have the discretion and authority to vote or refrain from voting in accordance with their judgment on such other nominations. IN ADDITION, UNLESS OTHERWISE SPECIFIED IN THE PROXY, PROXIES WILL BE VOTED FOR THE RATIFICATION AND APPROVAL OF THE SELECTION OF ERNST & YOUNG AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE

FISCAL YEAR ENDING DECEMBER 31, 1994. See 'Other Matters' with respect to additional discretion and authority conferred by the accompanying Proxy.

                                   PROPOSAL 1
                         ELECTION OF CLASS B DIRECTORS

     The Board of Directors of the Company consists of three classes: Class A, Class B and Class C. Class A consists of three directors and Classes B and C each consist of four directors. Directors in each class serve for a three-year term and until their respective successors have been elected and qualified. The term of the present Class B directors will end with this year's Annual Meeting, the term of the present Class C directors will end with the 1995 Annual Meeting and the term of the present Class A directors will end with the 1996 Annual Meeting.

     Four directors, to serve as Class B directors, are to be elected at the Annual Meeting, to hold office until the 1997 Annual Meeting and until their respective successors have been elected and qualified. The names of the four nominees for director and the names of the directors continuing in office whose terms do not expire in 1994, together with certain information furnished to the Company by each nominee and director, are set forth below (see also 'Certain Transactions' and 'Security Ownership of Certain Beneficial Owners'). Assuming the presence of a quorum, directors shall be elected by a plurality of the votes present or represented by proxy at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES FOR CLASS B DIRECTORS INDICATED BELOW.

NOMINEES FOR ELECTION AS CLASS B DIRECTORS

     Wallace B. Askins (age 63) has been a director of the Company since 1978. Mr. Askins served as Executive Vice President and Chief Financial Officer of
Armco Inc. ('Armco') (a manufacturer of steel and other products) from June 1984, and as a director of Armco from December 1985, until his retirement in November 1992.

     John M. Roth (age 35) became a director of the Company in May 1993. Mr. Roth is one of four designees initially appointed to the Board of Directors on May 13, 1993 pursuant to the stock purchase agreement (the 'Purchase Agreement') described under the caption 'Change in Control', which provided that upon completion of the transactions contemplated therein four initial designees of FS Equity Partners II, L.P. ('FSEP'), an affiliate of Freeman Spogli & Co. ('FS&Co.'), would replace four existing members of the Company's Board of Directors. He joined FS&Co. in March 1988 and became a general partner in March 1993. From 1984 to 1988, Mr. Roth was a Vice President in the Merger and Acquisition Group of Kidder, Peabody & Co. Incorporated. From 1983 to 1984, Mr. Roth worked as a management consultant with McKinsey & Company, Inc.

     Arthur R. Seder, Jr. (age 74) has served as a director of the Company since June 1988. Mr. Seder is a consultant in matters relating to the natural gas industry. He served as Special Counsel to Columbia Gas Transmission Corporation from June 1988 until 1992. From 1985 to 1988, he was of counsel to the Washington, D.C. office of the law firm of Sidley & Austin. From 1976 until April 1985, he was Chairman and Chief Executive Officer of American Natural Resources Company (a diversified energy and transportation company).

     J. Frederick Simmons (age 39) became a director of the Company in May 1993. Mr. Simmons is one of the FSEP designees initially appointed to the Board of Directors on May 13, 1993 pursuant to the Purchase Agreement. He joined FS&Co. in 1986 and became a general partner in January 1991. Prior to 1986, Mr. Simmons was Vice President of Bankers Trust Company's lending group specializing in leveraged buyouts and health care. Mr. Simmons is also a director of Buttrey Food and Drug Stores Company and Orchard Supply Hardware Stores Corporation.

CLASS C DIRECTORS

     Raymond P. Caldiero (age 59) has served as a director of the Company since February 1992. Mr. Caldiero has served as Chairman of Caldiero International, Inc. (a consultant in the areas of hotel development, lobbying, marketing and sales) since 1989. From 1973 to 1988, Mr. Caldiero served as Vice President and Assistant to the President of Marriott Corporation (a hotel and restaurant company). He is a director of Capital Bank and served as a director of Envirosafe Services, Inc. ('Envirosafe') from 1987 until February 1992. Mr. Caldiero became a director of the Company in February 1992 pursuant to the terms of a merger agreement between Envirosafe and a wholly-owned subsidiary of the Company.

     William H. Sherer (age 40) became a director of the Company in May 1993. Mr. Sherer is one of the FSEP designees initially appointed to the Board of Directors on May 13, 1993 pursuant to the Purchase Agreement. He joined FS&Co. in 1988. Prior to joining FS&Co., Mr. Sherer was a Vice President of the Corporate Finance Department of Kidder, Peabody & Co. Incorporated. Mr. Sherer is also a director of Duff & Phelps Corporation and Buttrey Food and Drug Stores Company.

     Ronald P. Spogli (age 46) became a director and Chairman of the Board of the Company in May 1993. Mr. Spogli is one of the FSEP designees initially appointed to the Board of Directors on May 13, 1993 pursuant to the Purchase Agreement. He is a founding partner of FS&Co. Mr. Spogli is also a director of Mac Frugal's BargainsClose-Outs Inc., Orchard Supply Hardware Stores Corporation and Buttrey Food and Drug Stores Company.

     William M. Wardlaw (age 47) became a director of the Company in August 1993. Mr. Wardlaw is one of three additional FSEP designees appointed to the Board of Directors. He joined FS&Co. in March 1988 and became a general partner in January 1991. From 1984 to 1988, Mr. Wardlaw was a principal of the law firm of Riordan & McKinzie. He is also a director of Buttrey Food and Drug Stores Company.

CLASS A DIRECTORS

     Louis A. Guzzetti, Jr. (age 55) has been a director and President and Chief Executive Officer of the Company since October 1986. From June 1983 until April 1986, Mr. Guzzetti was employed by United Brands Company ('United Brands')(a diversified international company), serving as its Executive Vice President and Chief Administrative Officer from June 1983 until August 1985 and as President and Chief Executive Officer of its United Fruit Company subsidiary from October 1984 until April 1986. He was also a director of United Brands from August 1984 until June 1986.

     Jeffrey G. Miller (age 52) was re-elected as a director of the Company in August 1993. Mr. Miller has been a professor at Pace University School of Law since 1987. He has also been of counsel to the Seattle and Washington D.C. law firm of Perkins Coie since 1987. Mr. Miller was a director of Envirosafe from 1987 to February 1992. He became a director of the Company in February 1992 pursuant to the terms of a merger agreement between Envirosafe and a wholly-owned subsidiary of the Company. Mr. Miller resigned on May 13, 1993 pursuant to the terms of the Purchase Agreement. The Purchase Agreement provided that FSEP may elect to have three additional designees appointed to the Board of Directors. Mr. Miller is one of those designees.

     Jon D. Ralph (age 29) has been a director of the Company since August 1993. He joined FS&Co. in August 1989. Prior to joining FS&Co., Mr. Ralph was employed in the Investment Banking Division of Morgan Stanley & Co. Incorporated beginning in 1986. Mr. Ralph is one of the three additional FSEP designees.

OTHER INFORMATION AS TO DIRECTORS

     During the fiscal year ended December 31, 1993, the Board of Directors held seven meetings. Mr. Wardlaw is the only director who attended fewer than 75% of the meetings of the Board during 1993.

     The Board of Directors has an Executive Committee, consisting of Messrs. Guzzetti, Simmons and Spogli; an Audit Committee, consisting of Messrs. Askins, Seder and Sherer; and a Compensation and Stock Option Committee, consisting of Messrs. Askins, Caldiero, Roth and Simmons.

     The function of the Executive Committee is to exercise the powers and authority of the full Board of Directors, to the extent permitted by law, when it is not in session. The Executive Committee held one meeting during 1993.

     The primary function of the Audit Committee, which held two meetings during 1993, is to review the scope and results of each year's annual audit as well as the Company's internal accounting procedures.

     The function of the Compensation and Stock Option Committee is to administer the Company's Incentive Stock Option Plan, to award stock options thereunder and to review and make recommendations concerning other Company plans, executive compensation and such other matters referred to it by the Board of Directors. The Compensation and Stock Option Committee held one meeting during 1993.

     The Company pays each director other than Mr. Guzzetti and general partners or employees of FS&Co. an annual fee of $15,000 (payable in four equal quarterly installments). In addition, the Company pays the reasonable expenses of each director in connection with his attendance at each meeting of the Board of Directors or any committee thereof. In connection with their election in February 1992 as directors of the Company, each of Mr. Caldiero and Mr. Miller was granted an option to purchase 20,000 shares of Common Stock of the Company at an exercise price of $2.625 per share, which became exercisable in September 1993 and expires in March 2002. Pursuant to its terms, Mr. Miller's option would have expired 90 days after his resignation in May 1993. In connection with his re-election to the Board of Directors in August 1993, the Company amended Mr. Miller's option to provide that his option will remain in effect, as if he had not resigned, during the period from May 13, 1993 until such re-election. On August 5, 1993, Mr. Askins was granted an option to purchase 20,000 shares of Common Stock of the Company at an exercise price of $4.25 per share, which becomes exercisable in August 1995 and expires in August 2003. On November 1, 1993, the Company granted an option to purchase 20,000 shares of Common Stock of the Company to Mr. Seder at an exercise price of $4.25 per share, which becomes exercisable in November 1995 and expires in November 2003. Mr. Seder's previously issued option to purchase 20,000 shares of Common Stock at an exercise price of $7.75 was terminated at the same time.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The Company's records and other information obtained by the Company from outside sources indicate that as of May 1, 1994, unless otherwise stated, the following persons were the beneficial owners of more than 5% of the outstanding shares of the Common Stock of the Company.

                                                                            NUMBER OF
                                                                              SHARES
                    NAME AND ADDRESS                                       BENEFICIALLY      PERCENT
                 OF BENEFICIAL OWNER(1)                        CLASS          OWNED          OF CLASS
- - --------------------------------------------------------   -------------   ------------      --------
FS Equity Partners II, L.P.                                Common Stock      20,400,702(3)     49.3%
  c/o Freeman Spogli & Co.(2) ..........................
  11100 Santa Monica Blvd.
  Suite 1900
  Los Angeles, CA 90025
The IBM Retirement Plan Trust Fund .....................   Common Stock       2,847,751(4)      7.1
  262 Harbor Place
  Stamford, CT 06904-2399

- - ------------

(1) To the best of the Company's knowledge, except as otherwise provided herein, the persons named in the table have sole voting and investment power with respect to all shares of equity securities shown as beneficially owned by them.

(2) FS&Co., as general partner of FSEP, has the sole power to vote and dispose of such shares. Messrs. Roth, Simmons, Spogli and Wardlaw, each of whom is a director of the Company, and Bradford M. Freeman are general partners of FS&Co., and as such may be deemed to be the beneficial owners of the shares of the Company's capital stock indicated as beneficially owned by FSEP.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

(3) Includes 1,296,556 shares issuable upon exercise of warrants held by FSEP.

(4) Includes 180,997 shares issuable upon exercise of warrants held by the IBM Retirement Plan Trust Fund (the 'IBM Trust').

SECURITY OWNERSHIP OF MANAGEMENT

     As of May 1, 1994, the following directors, executive officers and all directors and officers as a group, were the beneficial owners of shares of Common Stock of the Company.

                                                                       EQUITY SECURITIES OF THE COMPANY
                                                                           BENEFICIALLY OWNED AS OF
                                                                                MAY 1, 1994(1)
                                                                  -------------------------------------------
                                                                                  NUMBER OF          PERCENT
                NAME AND POSITION WITH COMPANY                        CLASS         SHARES           OF CLASS
- - ---------------------------------------------------------------   -------------   ----------         --------
Class A Directors
     Louis A. Guzzetti, Jr., President and Chief Executive
       Officer.................................................   Common Stock       608,909(3)         1.5%
     Jeffrey G. Miller.........................................   Common Stock        20,000(3)        *
     William M. Wardlaw(2).....................................   Common Stock    20,400,702(4)        49.3%
Class B Directors
     Wallace B. Askins.........................................   Common Stock        16,356           *
     John M. Roth(2)...........................................   Common Stock    20,400,702(4)        49.3%
     Arthur R. Seder, Jr. .....................................   Common Stock        10,000           *
     J. Frederick Simmons(2)...................................   Common Stock    20,400,702(4)        49.3%
Class C Directors
     Raymond P. Caldiero                                          Common Stock        20,000(3)        *
     Jon D. Ralph..............................................        --             --               --
     William H. Sherer.........................................        --             --               --
     Ronald P. Spogli, Chairman of the Board(2)................   Common Stock    20,400,702(4)        49.3%
Other Four Most Highly Compensated Executive Officers
     Jerrold I. Dolinger.......................................   Common Stock       101,064(3)(5)     *
     George E. Fuehrer.........................................   Common Stock       150,801(3)        *
     James C. Hull.............................................   Common Stock        55,720(3)        *
     Gene A. Iannazzo..........................................   Common Stock        30,443(3)        *
All directors and officers as a group (17 persons).............   Common Stock    21,527,570(6)        51.4%

- - ------------

*  Less than 1%

(1) Unless otherwise disclosed, the persons named in the table have sole voting and investment power with respect to all shares of equity securities shown as beneficially owned by them.

(2) All shares shown as beneficially owned are held of record by FSEP. As general partner of FSEP, FS&Co. has the sole power to vote and dispose of such shares. Messrs. Roth, Simmons, Spogli and Wardlaw, each of whom is a director of the Company, are general partners of FS&Co., and as such may be deemed to be the beneficial owners of the shares of the Company's Common Stock indicated as beneficially owned by each of them.

(3) Includes (i) shares for which options under EnviroSource's Incentive Stock Option Plan, EnviroSource's 1993 Stock Option Plan or otherwise are exercisable within 60 days, as follows: Mr. Dolinger, 44,254 shares; Mr. Fuehrer, 95,648 shares; Mr. Guzzetti, 222,304 shares; Mr. Hull, 19,200 shares; Mr. Iannazzo, 14,600 shares; and Messrs. Caldiero and Miller, 20,000 shares each; and (ii) shares held through the EnviroSource, Inc. Savings Plan and the EnviroSource, Inc. Profit Sharing Plan as of December 31, 1993, as follows: Mr. Dolinger, 36,810 shares; Mr. Fuehrer, 25,003 shares; Mr. Guzzetti, 81,255 shares; Mr. Hull, 35,020 shares; and Mr. Iannazzo, 15,593 shares.

(4) Includes 1,296,556 shares issuable upon exercise of warrants held by FSEP.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

(5) Excludes 2,000 shares owned by members of Mr. Dolinger's immediate family as to which Mr. Dolinger disclaims beneficial ownership.

(6) Includes (i) 497,597 shares for which options under EnviroSource's Incentive Stock Option Plan, EnviroSource's 1993 Stock Option Plan or otherwise are exercisable within 60 days; (ii) 229,665 shares held through the EnviroSource, Inc. Savings Plan and the EnviroSource, Inc. Profit Sharing Plan as of December 31, 1993; (iii) 19,104,146 shares held of record by FSEP; and (iv) 1,296,556 shares issuable upon exercise of warrants held by FSEP. See footnote (2) for an explanation of the relationship between certain directors and FSEP.

CHANGE IN CONTROL

     On May 13, 1993 (the 'Closing'), the Company sold the equivalent of 13.1 million shares of Common Stock to FSEP, pursuant to a Stock Purchase Agreement, dated as of April 16, 1993, as amended (the 'Purchase Agreement'), among the Company, The Dyson-Kissner-Moran Corporation ('DKM'), WM Financial Corporation ('WM Financial' and, together with DKM, the 'Selling Stockholders') and FSEP. At the Closing, FSEP also acquired certain securities of the Company held by the Selling Stockholders. As a result of the transaction, FSEP acquired the equivalent of 21.8 million shares of Common Stock, then representing approximately 55% of the Common Stock on a primary basis.

     The aggregate amount of consideration paid by FSEP was $81.6 million, of which $49.4 million was paid to the Company and the balance to the Selling Stockholders. Such funds were from capital contributions by the partners of FSEP and from the proceeds of the simultaneous sale by FSEP to the IBM Trust described below.

     FSEP acquired from the Company (a) 6,355,480 shares of Common Stock and (b) 227,217 shares of Class J Convertible Preferred Stock (the 'Class J Preferred'). In addition, FSEP acquired from the Selling Stockholders, the following securities: (a) 5,568,358 shares of Common Stock, (b) 105,705 shares of the Company's Class H Cumulative Preferred Stock, including all accrued and unpaid dividends (the 'Class H Preferred'), (c) warrants to purchase 1,675,133 shares of Common Stock and (d) an option to purchase 1,000 shares of Common Stock (the 'Option').

     Pursuant to a Purchase Agreement and Assignment and Assumption Agreement among the Company, FSEP and the IBM Trust, dated as of May 13, 1993, FSEP sold the following securities to the IBM Trust: (a) 1,831,764 shares of Common Stock,
(b) 27,833 shares of Class J Preferred and (c) warrants to purchase 205,200 shares of Common Stock.

     At the Closing, FSEP transferred the shares of Class H Preferred to the Company in exchange for 3,029,552 shares of Common Stock. The Class J Preferred was automatically converted into 6,816,510 shares of Common Stock, 5,981,520 shares for FSEP and 834,990 shares for the IBM Trust, when the Company's Certificate of Incorporation was amended on August 5, 1993 to authorize sufficient additional shares of Common Stock to permit such conversion.

     Pursuant to the Purchase Agreement, at the Closing four directors resigned from the Company's Board of Directors and four designees of FSEP were appointed to the Board. DKM agreed to cause the resignation of three remaining directors from the Board upon exercise of the Option. FSEP designated three persons to fill such vacancies.

     FSEP and the IBM Trust currently own 47.7% and 6.7% of the Common Stock, respectively. By virtue of the transaction with FSEP a change of control of the Company may be deemed to have occurred. In a Schedule 13D filed with the Securities and Exchange Commission by FSEP and its affiliates, FSEP expressly disclaimed membership in a group with the IBM Trust.

                             EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid to the Chief Executive Officer and the other four most highly compensated executive officers of the Company for the last three completed fiscal years. Information in the columns labeled 'Annual Compensation' and 'Long Term Compensation' is provided for the last three fiscal years and information in the column labeled 'All Other Compensation' is provided for the 1993 and 1992 fiscal years only.

SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM
                                                                               COMPENSATION
                                                    ANNUAL COMPENSATION        -------------
                                                ---------------------------      NUMBER OF       ALL OTHER
         NAME AND PRINCIPAL POSITION            YEAR     SALARY      BONUS     STOCK OPTIONS    COMPENSATION
- - ---------------------------------------------   ----    --------    -------    -------------    ------------
Louis A. Guzzetti, Jr. ......................   1993    $390,750    $     0        168,000        $ 20,786(1)
  Chief Executive Officer                       1992     367,750          0              0          20,171(2)
                                                1991     351,250     50,000         30,000          --
Jerrold I. Dolinger .........................   1993     155,625          0         56,000          22,291(1)(3)
  Vice President, Corporate Development         1992     144,438          0              0          22,542(2)(3)
                                                1991     137,250     19,000         20,000          --
George E. Fuehrer ...........................   1993     172,000          0         76,000           8,615(1)
  Senior Vice President, Planning               1992     161,000          0              0           9,074(2)
                                                1991     153,000     20,000         40,000          --
James C. Hull ...............................   1993     187,312          0         16,000          18,360(1)
  Vice President and Chief Financial Officer    1992     177,188          0              0          18,737(2)
                                                1991     169,000     23,000         20,000          --
Gene A. Iannazzo ............................   1993     138,000          0          8,000          18,160(1)(3)
  Vice President, Corporate Marketing           1992     132,000          0              0          17,920(2)(3)
                                                1991     132,000     29,700          5,000          --

- - ------------

(1) Includes Company contributions to accounts in the EnviroSource, Inc. Savings Plan, as follows: Mr. Guzzetti, $8,994; Mr. Dolinger, $4,497; Mr. Hull, $8,994; and Mr. Iannazzo, $8,160 and Company contributions to accounts in the EnviroSource, Inc. Profit Sharing Plan as follows: Mr. Guzzetti, $11,792; Mr. Dolinger, $7,794; Mr. Fuehrer, $8,615; and Mr. Hull, $9,366.

(2) Includes Company contributions to accounts in the EnviroSource, Inc. Savings Plan, as follows: Mr. Guzzetti, $8,728; Mr. Dolinger, $4,347; Mr. Hull, $8,728; and Mr. Iannazzo, $7,920 and Company contributions to accounts in the EnviroSource, Inc. Profit Sharing Plan as follows: Mr. Guzzetti, $11,443; Mr. Dolinger, $8,195; Mr. Fuehrer, $9,074; and Mr. Hull, $10,009.

(3) Includes $10,000 of loan forgiveness. See 'Employee Loans'.

                                 -------------
     The following table sets forth the number and value of options granted during the fiscal year ended December 31, 1993 to the Chief Executive Officer and the other four most highly compensated executive officers of the Company, as well as the per share exercise price and the expiration date of options granted.

OPTION/SAR GRANTS IN LAST FISCAL YEAR
INDIVIDUAL GRANTS

                                                                    PERCENT
                                                                    OF TOTAL
                                                   NUMBER OF      OPTIONS/SARS
                                                   SECURITIES      GRANTED TO     EXERCISE
                                                   UNDERLYING      EMPLOYEES      OR BASE                   GRANT DATE
                                                  OPTIONS/SARS     IN FISCAL       PRICE      EXPIRATION     PRESENT
                     NAME                          GRANTED(#)         YEAR        ($/SH)(1)      DATE       VALUE($)(2)
- - -----------------------------------------------   ------------    ------------    --------    ----------    ----------
Louis A. Guzzetti, Jr..........................      88,000(3)        12.8%        $ 4.25       6/16/03      $259,600
                                                     80,000            11.6          4.25       6/16/03       236,000
Jerrold I. Dolinger............................      38,000(3)          5.5          4.25       6/16/03       112,100
                                                     18,000             2.6          4.25       6/16/03        53,100
George E. Fuehrer..............................      56,000(3)          8.1          4.25       6/16/03       165,200
                                                     20,000             2.9          4.25       6/16/03        59,000
James C. Hull..................................      16,000             2.3          4.25       6/16/03        47,200
Gene A. Iannazzo...............................       8,000             1.2          4.25       6/16/03        23,600

- - ------------

(1) The exercise price is equal to the closing market price of the Company's Common Stock on the date of grant.

(2) The grant date present values were determined using the Black-Scholes pricing model and the following assumptions: 50% expected stock price volatility, 6.36% risk-free rate of return, zero dividend yield and option exercise at the end of the 10-year term.

(3) These options vest at the annual rate of 33 1/3% beginning on the first anniversary of the date of grant. All other options listed vest at the annual rate of 20% beginning on the first anniversary of the date of grant.

                                    ------------
     The following table sets forth the number and value at December 31, 1993 of all exercisable and unexercisable options held by the Chief Executive Officer and the other four most highly compensated executive officers of the Company under the Company's Incentive Stock Option Plan and the 1993 Stock Option Plan. In 1993 none of the named executive officers exercised any options.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                 NUMBER OF
                                                                                SECURITIES          VALUE OF
                                                                                UNDERLYING         UNEXERCISED
                                                                                UNEXERCISED       IN-THE-MONEY
                                                                              OPTIONS/SARS AT    OPTIONS/SARS AT
                                                                                FY-END (#)         FY-END ($)
                                                                              ---------------    ---------------
                                                                               EXERCISABLE/       EXERCISABLE/
                                   NAME                                        UNEXERCISABLE     UNEXERCISABLE(1)
- - ---------------------------------------------------------------------------   ---------------    ---------------
Louis A. Guzzetti, Jr. ....................................................   168,000/195,000    $10,500/$15,750
Jerrold I. Dolinger........................................................     24,000/72,000       7,000/10,500
George E. Fuehrer..........................................................     68,000/93,000       7,000/10,500
James C. Hull..............................................................     14,000/32,000       7,000/10,500
Gene A. Iannazzo...........................................................     11,200/13,800        1,750/2,625

- - ------------

(1) The value of unexercised in-the-money options represents the difference between the fair market value of the underlying securities as of December 31, 1993 and the exercise price of such options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Company's Compensation and Stock Option Committee are Messrs. Askins, Caldiero, Roth and Simmons. Mr. Askins was an executive officer of the Company's predecessor, White Motor Corporation, from December 1976 until June 1984.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committee of the Board of Directors (the 'Compensation Committee') is composed of two independent outside directors and two directors who are principals of FS&Co. The Compensation Committee has responsibility for administering the policies that govern employee compensation programs and executive compensation, and for reviewing and making recommendations concerning the Company's employee benefit plans, executive compensation and such other matters as are referred to it by the Board of Directors. The Compensation Committee has furnished the following report on executive compensation:

          The Compensation Committee believes it is important to align the financial interests of the Company's senior managers, including the Chief Executive Officer, with those of its stockholders. In furtherance of this objective, the Company relies to a significant degree on annual incentive compensation and stock options in addition to base compensation.

          BASE COMPENSATION. The Company attempts to offer new executive officers base compensation believed to be somewhat below average for companies of comparable size and geographic location. Annual increases in base compensation have generally been intended to approximate competitive wage escalation including, where appropriate, adjustments based on merit. The Compensation Committee has not historically reviewed initial decisions regarding base compensation for new executive officers (other than the Chief Executive Officer), but the Compensation Committee does approve annual increases for executive officers.

          INCENTIVE COMPENSATION. The remainder of executive compensation is tied to corporate performance. The Company relies on annual incentive compensation and stock options to provide incentives to executives to meet the Company's business, financial and strategic objectives, and to reward and retain executives who perform in furtherance of those objectives.

          The Company's incentive compensation program for executive officers is based on a combination of financial and non-financial goals. The annual incentive compensation 'pool' is the sum of the target bonuses of each of the Company's executive officers, escalated up to 150% of target or reduced to as low as zero, depending on the extent to which the Company meets specified financial targets, typically expressed in relation to budgeted annual cash flow, operating income or net income. For 1993 and 1994 the target bonus has been set at 50% of base compensation for the Chief Executive Officer and 45% for the Company's other executive officers. The extent to which an individual executive officer participates in bonuses, if any, from the pool depends on that individual's achievement of non-financial objectives negotiated annually between that individual and his or her supervisor. Non-financial objectives involve projects or programs within each executive officer's area of responsibility. Early each year the Compensation Committee reviews management's proposed incentive compensation program financial targets, and the non-financial objectives of each of the Company's executive officers, for that fiscal year, as well as proposed awards, if any, in respect of the preceding fiscal year.

          No bonuses were awarded to executive officers for 1993 because the Company did not achieve the required level of operating income established by the Compensation Committee at the beginning of 1993 under the incentive compensation program.

          STOCK OPTIONS. The Compensation Committee believes that stock options represent a desirable long-term compensation method because they reward Company performance that increases the value of stockholders' ownership. All options granted to executive officers under the Company's stock option plans have an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant, and all such options granted to executive officers since 1986 vest or have vested over periods of several years. These features help ensure the long-term nature of compensation through stock options.

          Early each year the Compensation Committee reviews the Chief Executive Officer's proposals for option awards, if any, to executive officers and other key employees, taking into account the Company's recent performance as well as the responsibilities, past performance, anticipated performance requirements of each of such individuals and previous option awards. The Company has not established any particular target ownership level for Company equity holdings by its executive officers. Options are also granted to newly-hired officers based on responsibilities and anticipated performance requirements.

          COMPENSATION OF CHIEF EXECUTIVE OFFICER. The compensation of Mr. Guzzetti as Chief Executive Officer is based on a combination of performance indicators and long-term increase in stockholder value. Mr. Guzzetti's current base salary is somewhat above the average salary of peers at other comparable companies in recognition of his experience, years of service with the Company and the complexity of the Company's businesses. In 1993, the Chief Executive Officer received a 6.7% increase in this base compensation. This increase reflected the fact that Mr. Guzzetti achieved his individual non-financial targets set by the Compensation Committee for 1992, which included strengthening the Company's capital structure and financial position, maximizing returns on pre-existing assets and developing a regulatory compliance program. The increase also included an adjustment for competitive wage escalations.

          Mr. Guzzetti did not receive an annual bonus in respect of 1993 due to lower than budgeted corporate earnings and consequently his annual cash compensation falls below competitive averages. However, consistent with the Company's policy of linking the compensation of the Chief Executive Officer with corporate performance and stockholders' equity, the Compensation Committee awarded Mr. Guzzetti options to purchase 168,000 shares of Common Stock of the Company. Mr. Guzzetti was granted considerably more stock option awards than traditionally granted to the Chief Executive Officer because of his success in engineering the recapitalization of the Company in 1993. The awards were made on June 16, 1993, at an exercise price of $4.25 per share, the market price of the Company's Common Stock on such date. Of the options granted, options with respect to 88,000 shares of Common Stock vest at the annual rate of 33 1/3% of the shares and options with respect to 80,000 shares of Common Stock vest at the annual rate of 20% of the shares, in each case commencing on the first anniversary of the date of grant. The options expire June 16, 2003.

                                          Compensation and Stock Option
                                          Committee
                                          WALLACE B. ASKINS
                                          RAYMOND P. CALDIERO
                                          JOHN M. ROTH
                                          J. FREDERICK SIMMONS

     The Revenue Reconciliation Act of 1993 limits the annual deduction a publicly held corporation may take for certain types of compensation paid or accrued with respect to certain executives to $1 million per year per executive for taxable years beginning after December 31, 1993. The Company does not believe that compensation paid currently to its executives is affected by such limitation. However, the Company intends to review its compensation plans in the context of the requirements for tax deductibility under the new rules, and to determine whether, and to what extent, revisions of such plans are necessary or desirable.

PERFORMANCE GRAPH

     Set forth below is a line-graph presentation comparing the cumulative total return on the Company's Common Stock, on an indexed basis, against the cumulative total returns of the Russell 2000 Index and the S&P Pollution Control Index, assuming $100 was invested on December 31, 1988.


                              [PERFORMANCE GRAPH]

                                                                             1989    1990    1991    1992    1993
                                                                             ----    ----    ----    ----    ----
EnviroSource, Inc.........................................................   $150    $ 52    $ 29    $ 65    $ 44
S&P Pollution Control.....................................................    161     144     169     170     124
Russell 2000..............................................................    116      94     137     162     193


CERTAIN TRANSACTIONS

THE FSC TRANSACTION

     On May 13, 1993, FS&Co., through an affiliate, purchased certain equity securities of the Company from the Company and the Selling Stockholders (the 'FSC Transaction'). See 'Change in Control.' In connection with the equity investment, the Company paid FS&Co. a transaction fee of $3,025,137 and the Selling Stockholders collectively paid FS&Co. a transaction fee of $1,974,863. Certain directors of the Company are general partners or employees of FS&Co. See 'Proposal 1 -- Election of Class B Directors.'

FINANCING TRANSACTIONS

     In 1984, the Company issued $10 million of debentures and a warrant to purchase 1,000,000 shares of the Company's Common Stock at an exercise price of $5.00 per share (the '1984 Warrant') to WM Financial for $10 million in cash. The debentures bore interest at 10% and were payable in annual installments of $2 million commencing January 1, 1991. Subsequently, WM Financial assigned the warrant to DKM. Under the terms of the 1984 Warrant, DKM could purchase 1,000,000 shares at any time through December 31, 1994. However, the number of shares eligible to be purchased was automatically reduced by 200,000 shares per year commencing January 1, 1991, to the extent not previously purchased. In May 1990, these debentures were exchanged for 1,840,000 shares of the Company's Common Stock, and in connection with such exchange, the warrant expiration date was extended to January 1, 1998 and the 200,000 share annual reductions were modified to commence January 1, 1994.

     In November 1991, DKM waived certain anti-dilution and pre-emptive right provisions of the 1984 Warrant in connection with the Company's acquisition of the minority interest in Envirosafe. In consideration for such waiver, the Company agreed to reduce the exercise price of the 1984 Warrant from $5.00 to $3.50 per share.

     In July 1990, the Company issued a warrant to purchase 695,652 shares of the Company's Common Stock at an exercise price of $5.75 per share (the '1990 Warrant') to DKM in consideration for DKM's agreement to guarantee up to $12 million of letter of credit reimbursement obligations of the Company. In connection with DKM's consent to the April 15, 1991 amendment to the Company's credit agreement, the Company agreed to reduce the exercise price of such warrant from $5.75 to $4.00 per share.

     As part of the FSC Transaction, DKM sold the 1984 Warrant and the 1990 Warrant to FSEP and another investor. Messrs. Spogli, Roth, Simmons and Wardlaw are each general partners of FS&Co., the general partner of FSEP. FS&Co. sold a portion of each of the 1984 Warrant and the 1990 Warrant to the IBM Trust. Concurrent with the closing of the FSC Transaction, the 1984 Warrants were amended to modify the first 200,000 share annual reduction to commence March 31, 1994, provide for the adjustment of the exercise price under certain circumstances and provide for a cashless exercise feature. The 1990 Warrants were amended to provide for the adjustment of the exercise price under certain circumstances and provide for a cashless exercise feature.

MANAGEMENT AGREEMENT

     In 1984, the Company entered into a consulting agreement with WM Financial pursuant to which WM Financial provided advice and assistance in connection with corporate and financial planning and the investigation, development and negotiation of acquisitions and financing arrangements, for an annual fee of $400,000. The consulting agreement was terminated upon consummation of the FSC Transaction.

     FS&Co. provides advice and assistance to the Company regarding corporate and financial planning and the development of business strategies. The Company does not pay FS&Co. a fee for such services but has agreed to reimburse FS&Co. for all expenses incurred in connection with such advice and assistance.

EMPLOYEE LOANS

     In 1986, the Company granted Mr. Guzzetti a loan of $500,000 (the '1986 Loan') bearing interest at 7.5% per annum and repayable in ten equal annual installments. The first $50,000 installment was repaid on March 31, 1988, the second $50,000 on April 1, 1989 and the third on April 18, 1990. Effective March 31, 1991, the Company agreed to defer the 1991 principal installment payment and extend the maturity of such loan by one year. In addition, the Company loaned Mr. Guzzetti $26,250 to finance the payment of interest on such loan otherwise due on March 31, 1991, represented by a new note bearing interest at 7.5% per annum and repayable on the date the 1986 Loan was due. Effective March 31, 1992, the Company agreed to defer the 1992 principal installment payment and extend the maturity of such loan by an additional year. In addition, the Company loaned Mr. Guzzetti $26,250 to finance the payment of interest on such loan otherwise due on March 31, 1992, represented by a new note bearing interest at 7.5% per annum and repayable on the date the 1986 Loan was due. Effective March 31, 1993, the Company and Mr. Guzzetti agreed to amend the terms of the 1986 Loan to (i) increase the principal amount of such loan by the amount of interest otherwise due on March 31, 1993, (ii) reduce the interest rate commencing April 1, 1993 to 6% per annum, payable annually half in cash and half by adding to the principal amount of the loan on each due date of such interest, (iii) provide for a lump sum payment of principal and accrued and unpaid interest thereon on March 31, 1998, in lieu of annual installment payments, (iv) require payment in full within 30 days of termination of employment and (v) provide for forgiveness of all outstanding amounts due in the event Mr. Guzzetti dies while still employed by the Company. The outstanding principal amount (including financed interest payments) of the 1986 Loan as of May 1, 1994 was $445,669.

     In connection with Common Stock purchases by certain executive officers of the Company in January 1989, the Company loaned $350,000 to Mr. Guzzetti, $220,000 to Mr. Fuehrer, $90,000 to Aarne Anderson, $150,000 to James H. Cornell, former Vice President, General Counsel and Secretary, and $150,000 to Mr. Dolinger. All of such indebtedness bore interest payable annually at the annual rate of 8%, and its principal amount was payable on the earlier of January 13, 1994 or the date of such borrower's termination of employment with the Company. As of April 1, 1991, the Company agreed to increase the principal amount of such loans by the amount of interest payments otherwise then due. Effective April 1, 1992, the Company agreed to increase the principal amount of such loans by the amount of interest payments otherwise due on April 1, 1992. Effective April 1, 1993, the Company agreed to (i) increase the principal amount of such loans by the amount of interest payments otherwise due on April 1, 1993,
(ii) extend the maturity of such loans to March 31, 1998, (iii) reduce the interest rate payable on such loans to 6% per annum, payable annually half in cash and half by adding to the principal amount of such loans on each due date of such interest, (iv) require payment in full of all outstanding amounts due under the loans, including accrued interest, within 30 days of termination of employment and (v) provide for forgiveness of all outstanding amounts due under the loans in the event of the officer's death while still employed by the Company. Mr. Cornell's loan, together with accrued and financed interest, was repaid in full in 1993. The aggregate principal amounts (including financed interest payments) of such loans as of May 1, 1994 were $454,126 for Mr. Guzzetti, $285,451 for Mr. Fuehrer, $116,775 for Mr. Anderson, and $194,626 for Mr. Dolinger.

     In connection with his relocation to Connecticut in 1989, the Company loaned an aggregate of $40,000 to Mr. Dolinger. The Company agreed to forgive one-fourth of such indebtedness in July 1990, 1991, 1992 and 1993. The amount of such forgiveness has been recorded as income to Mr. Dolinger.

     In connection with Mr. Iannazzo's relocation to Connecticut in 1989, the Company loaned him an aggregate of $40,000. The Company agreed to forgive one-fourth of such indebtedness in November 1990, 1991, 1992 and 1993. The amount of such forgiveness has been recorded as income to Mr. Iannazzo.

                                   PROPOSAL 2
                          RATIFICATION AND APPROVAL OF
                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Ernst & Young as the Company's independent public accountants for the fiscal year ending December 31, 1994. Although it is not required to do so, the Board of Directors is submitting its selection of Ernst & Young to the stockholders for ratification and approval. If the selection is not ratified and approved, the Board of Directors will reconsider its choice but will not be bound by the refusal of the stockholders to ratify and approve the selection of Ernst & Young. A representative of Ernst & Young is expected to be present at the Annual Meeting, will have the opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION AND APPROVAL OF THE SELECTION OF ERNST & YOUNG AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1994.

     Effective February 12, 1993 (the 'Termination Date'), KPMG Peat Marwick ('Peat Marwick') was dismissed as the independent accountant engaged to audit the financial statements of Envirosafe, a significant subsidiary of the Company. Ernst & Young, the Company's principal independent accountant, expressed reliance on Peat Marwick in Ernst & Young's reports on the Company's financial statements for the fiscal year ended December 31, 1991. Neither Peat Marwick's report on Envirosafe's financial statements for the fiscal year ended December 31, 1991, nor Ernst & Young's reports on the Company's financial statements for the fiscal years ended December 31, 1991, 1992 and 1993 contained an adverse opinion or a disclaimer of opinion, and such reports were not qualified or modified in any respect.

     Until February 28, 1992, 37.5% of the shares of common stock of Envirosafe were publicly held, with the balance owned by the Company. As a reporting company, Envirosafe published its own financial statements. On February 28, 1992, the Company acquired the 37.5% minority interest of Envirosafe (the 'Acquisition').

     Subsequent to the Acquisition, management of both the Company and Envirosafe concluded it would be more efficient to utilize only one independent accountant to audit the Company's consolidated financial statements. Accordingly, Peat Marwick was dismissed. Although management of the Company advised the Company's Audit Committee of its conclusion, no formal Audit Committee approval was sought or received.

     In connection with their audit of Envirosafe's financial statements for the fiscal year ended December 31, 1991 and in the subsequent period through the Termination Date, there was no disagreement with Peat Marwick on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

                         COMPLIANCE WITH SECTION 16(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. To the best of the Company's knowledge, during 1993 all required reports were timely filed.

                                 OTHER MATTERS

     Effective January 15, 1992, due to dividend arrearages, the holders of the Class G Preferred Stock became entitled to elect two additional directors to the Company's Board of Directors. The Company has been informed by a large holder of the Class G Preferred Stock that such holder may be interested in exercising its rights in this regard. As of the date of this statement, the Company has not received any formal notice of such intent.

     The Board of Directors of the Company knows of no other matters that are to be brought before the Annual Meeting. If any other matter should be presented for proper action, the persons named in the Proxy shall have discretion and authority to vote or to refrain from voting in accordance with their judgment on such matters. In addition, the persons named in the Proxy shall have discretion and authority to vote or to refrain from voting in accordance with their judgment with respect to matters incidental to the conduct of the Annual Meeting.

     The cost of solicitation will be borne by the Company. Solicitation will be by mail, except for any incidental personal solicitation made by directors, officers and regular employees of the Company, none of whom will receive compensation therefor. The Company will also request banks and brokers to solicit their customers who have a beneficial interest in shares of Common Stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses. In addition, the Company's transfer agent, American Stock Transfer & Trust Company, Inc., will assist in the solicitation of Proxies from brokers, bank nominees and other institutional holders.

     Proposals of stockholders intended to be presented at the 1995 Annual Meeting of Stockholders must be received at the Company's principal executive offices on or before February 7, 1995 for inclusion in the Company's Proxy Statement with respect to such meeting.

                                          By Order of the Board of Directors,

                                          LOUIS A. GUZZETTI, JR.

                                          LOUIS A. GUZZETTI, JR.
                                          President and Chief Executive Officer

     IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON ARE URGED TO FILL IN, SIGN, DATE AND RETURN THE ENCLOSED PROXY.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1993 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE (EXCEPT FOR EXHIBITS TO SUCH ANNUAL REPORT, WHICH WILL BE FURNISHED UPON PAYMENT OF THE COMPANY'S REASONABLE EXPENSES IN FURNISHING SUCH EXHIBITS) BY ANY PERSON SOLICITED HEREUNDER BY WRITING TO: CORPORATE SECRETARY, ENVIROSOURCE, INC., FIVE HIGH RIDGE PARK, P.O. BOX 10309, STAMFORD, CT 06904-2309.

                                 APPENDIX

Graphic and Image Information:

Performance graph on page 11 of the proxy statement.